Exhibit 23(c)

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-64880) of PPL Electric Utilities Corporation of our report dated February 4, 2002 relating to the consolidated financial statements and financial statement schedule, which appear in PPL Electric Utilities Corporation's Form 10-K.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 1, 2002